Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (File Nos. 333-105731, 333-108088, 333-69542, 333-142627, and 333-145392), Form S-3 (File No. 333-183449), and Form S-4 (File No. 333-163547) of our report dated February 19, 2013, relating to the consolidated financial statements of Illinois Tool Works Inc. and Subsidiaries, and the effectiveness of Illinois Tool Works Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Chicago, IL
February 19, 2013